SCHEDULE 6



                              10f-3 REPORT

                    SMITH BARNEY INCOME FUNDS
               	    SB CAPITAL AND INCOME FUND
                    November 1, 2002 through January 31,
2003


                    Trade                                         % of
Issuer                   Date      Selling Dealer      Amount
Price      Issue (1)
Tyco International Group           1/7/2003       Morgan Stanley
$10,000,000    $100.000   0.34%A



                    (1)  Represents purchases by all affiliated funds; may not exceed
                      25% of the principal amount of the offering.


    A - Includes purchases of $5,500,000 by other Smith Barney Mutual
Funds.